Exhibit 11.1

                        Litchfield Financial Corporation
                        Computation of Earnings Per Share

                                                              Three months ended
                                                          ______________________
                                                                 March 31,
                                                          ______________________
                                                            1997           1996
                                                            ____          ______

    Net income                                           $1,145,000    $ 798,000
                                                         ==========    =========

    Net income per common share                          $      .20    $     .14
                                                         ==========    =========

    Weighted average number of  common
       shares outstanding                                 5,446,679    5,436,149
    Weighted average number of common
      stock equivalents outstanding:
      Stock Option                                          344,990      264,742
                                                         ----------    ---------

    Fully diluted weighted average common
       and common equivalent shares
       outstanding (1)                                    5,791,669    5,700,891
                                                          =========    =========


    (1) Primary weighted average number of common stock equivalents were 5,791,623 for the three months ended March 31, 1997 and 5,637,643 for the three months ended March 31, 1996. The difference between primary and fully diluted shares outstanding did not have a material effect on the calculation of earnings per share.